Exhibit No. 99
FOR IMMEDIATE RELEASE	NEWS
March 2, 2011	NYSE: NGS

NATURAL GAS SERVICES GROUP ANNOUNCES DILUTED EARNINGS PER SHARE OF $0.58 FOR THE YEAR ENDED DECEMBER 31, 2010

Revenues, Gross Margins, Operating Income and EBITDA Exhibited Sequential Quarterly Growth through the Year

MIDLAND, Texas March 2, 2011 – Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and twelve months ended December 31, 2010.

Revenue: Total revenue decreased from $67.8 million to $53.9 million, or 20.5%, for the twelve months ended December 31, 2010, compared to the same period ended December 31, 2009. This was the result of a 42.9% decrease in sales revenue and a 12.6% decrease in service and maintenance revenue. Rental revenue decreased 9.9%, but rose to 75.4% of our total revenue in the year ended December 31, 2010 as compared to 66.6% in the same period for 2009.

Gross Margins: The overall gross margin percentage increased to 54.1% for the twelve months ended December 31, 2010, from 52.6% for the same period ended December 31, 2009. This increase is the result of (i) an increase in rentals as a percentage of total revenue, of which rentals have a higher margin than our other sources of revenue, (ii) an increase in sales margins from 31.3% to 35.3% for the year ended December 31, 2010 compared to the same period in 2009 and (iii) an increase in our service and maintenance margin from 31.8% for the year ended December 31, 2009 to 38.4% for the same period in 2010. This margin increase is the result of a more favorable pricing regime in those markets.

Operating Income: Operating income for the twelve months ended 2010 was $11.4 million, down 36% from the comparative prior year’s level of $17.8 million. Comparing the three months ended December 31, 2010 to the same period in 2009, operating income rose 17% from $2.9 million to $3.4 million. Operating income is primarily affected by rising or falling revenues and gross margins, but depreciation also plays a significant factor since it is a material fixed cost that is unaffected by market forces. Due to the expansion of our rental fleet our growth capital depreciation expense rose in all comparative quarters.

Income Tax Expense: The effective tax rate for the year ended December 31, 2010 was 38%, up from the full year rate of 36% for 2009. These full year rates were driven higher primarily due to fourth quarter adjustments caused by lower than projected tax deductions from the domestic manufacturing tax allowance. Tax rates were 41% for the three months ending December 31, 2009 and 42% for the same fourth quarter 2010 period. For sequential quarters, taxes rose from 36% in the third quarter of 2010 to 42% for the fourth quarter of 2010.

Net income:  Net income for the twelve months of 2010 decreased 36.0% to $7.0 million, when compared to net income of $11.0 million for the same period in 2009.  Net income for the three months ended December 31, 2010, increased 17.0% to $2.0 million, as compared to net income of $1.7 million for the same period in 2009. This increase was mainly the result additional rental revenue and flare sales.

Earnings per share:  Comparing the twelve months of 2009 versus 2010, earnings per diluted share fell from 91 cents to 58 cents, or 36.0%.  Earnings per diluted share was 16 cents for the three months ended December 31, 2010 as compared to 14 cents for the same 2009 period, a 14.0% increase.

EBITDA:  EBITDA decreased 20.7% to $23.4 million for the year ended December 31, 2010 versus $29.5 million for the same year ended December 31, 2009.  EBITDA increased 10.9% to $6.6 million for the three months ended December 31, 2010, versus $5.9 million for the same period in 2009.  Please see discussion of Non-GAAP measures in this release.

Cash flow: At December 31, 2010, cash and cash equivalents were approximately $19.1 million, working capital was $40.4 million with a total debt level of $2.0 million, all of which was classified as current. Positive net cash flow from operating activities was approximately $28.8 million during 2010.

Commenting on 2010 results, Stephen C. Taylor, President and CEO, said:

“2010 was a tough year, but we started to make strides towards a recovery, albeit slower than anticipated. Natural gas prices remained stubbornly low from the continued over supply of gas, but in spite of that our total revenues, gross margins, operating income and EBITDA rose each quarter throughout the year. Utilization in our fabrication facilities improved and we continued to generate significant amounts of operating cash. We entered and exited the year with excellent liquidity and a strong market position and are well poised to take advantage of available opportunities. We think 2011 will be a trough year with continued ups and downs and pressures, but we are also seeing additional inquiries, domestically and internationally, and are identifying new geographical areas in the U.S. that we find attractive. We continue to be optimistic about our business and anticipate that the natural gas industry will show stronger growth towards the end of this year and into 2012.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the years ended December 31, 2010 and 2009.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Year Ended December 31,				Year Ended December 31,
	2009		2010		2009		2010
	(dollars in thousands) (unaudited)

Sales	$21,657	31.9%	$12,370	23.0%	$6,777	31.3%	$4,360	35.3%
Rental	45,146	66.6%	40,670	75.4%	28,546	63.2%	24,465	60.2%
Service & Maintenance	993	1.5%	868	1.6%	316	31.8%	333	38.4%
Total	$67,796		$53,908		$35,639	52.6%	$29,158	54.1%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three months ended December 31,		Twelve months ended December 31,
	2009	2010	2009	2010
Net income	$ 1,703	$ 1,967	$11,015	$7,028
Interest expense	144	26	606	194
Provision for income taxes	1,184	1,420	6,212	4,272
Depreciation and amortization	2,891	3,157	11,686	11,927
EBITDA	$ 5,922	$ 6,570	$ 29,519	$ 23,421
Other operating expenses	1,377	1,488	6,190	5,867
Other income	(167)	(34)	(70)	(130)
Gross margin	$7,132	$8,024	$ 35,639	$ 29,158

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company’s performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Wednesday, March 2, 2011 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing three and twelve month 2010 financial results.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Modesta Idiaquez, Investor Relations
(432) 262-2700 modesta.idiaquez@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC.
BALANCE SHEETS
(in thousands except per share data)

	December 31,
	2009	2010
ASSETS
Current Assets:
Cash and cash equivalents	$23,017	$19,137
Trade accounts receivable, net of doubtful accounts of $363 and $171, respectively	7,314	5,279
Inventory, net of allowance for obsolescence of $345 and $250, respectively	24,037	21,489
Prepaid income taxes	1,556	2,103
Prepaid expenses and other	279	330
Total current assets	56,203	48,338

Rental equipment, net of accumulated depreciation of $34,008 and $44,245, respectively	110,263	120,755
Property and equipment, net of accumulated depreciation of $7,210 and $7,899, respectively	7,626	7,149
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,497 and $1,757 respectively	2,721	2,461
Other assets	19	27
Total assets	$186,871	$188,769

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$3,378	$—
Line of credit	7,000	2,000
Accounts payable	2,239	3,364
Accrued liabilities	1,485	2,151
Current income tax liability	1,708	—
Deferred income	90	389
Total current liabilities	15,900	7,904

Long term debt, less current portion	2,817	—
Deferred income tax payable	25,498	29,746
Other long term liabilities	558	528
Total liabilities	44,773	38,178

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,101 and 12,148 shares issued and outstanding, respectively	121	122
Additional paid-in capital	84,570	86,034
Retained earnings	57,407	64,435
Total stockholders' equity	142,098	150,591
Total liabilities and stockholders' equity	$186,871	$188,769

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF INCOME
(in thousands, except  per share)

	For the Years Ended December 31,
	2009	2010
Revenue:
Sales, net	$21,657	$12,370
Rental income	45,146	40,670
Service and maintenance income	993	868
Total revenue	67,796	53,908
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	14,880	8,010
Cost of rentals, exclusive of depreciation stated separately below	16,600	16,205
Cost of service and maintenance, exclusive of depreciation stated
separately below	677	535
Selling, general and administrative expense	6,190	5,867
Depreciation and amortization	11,686	11,927
Total operating costs and expenses	50,033	42,544

Operating income	17,763	11,364

Other income (expense):
Interest expense	(606)	(194)
Other income	70	130
Total other income (expense)	(536)	(64)

Income before provision for income taxes	17,227	11,300

Provision for income taxes:
Current	1,756	24
Deferred	4,456	4,248
Total income tax expense	6,212	4,272

Net income	$11,015	$7,028

Earnings per common share:
Basic	$0.91	$0.58
Diluted	$0.91	$0.58
Weighted average common shares outstanding:
Basic	12,096	12,108
Diluted	12,118	12,210

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	For the Years Ended December 31,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,015	$7,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,686	11,927
Deferred taxes	4,456	4,248
Employee stock options expense	584	1,058
Gain on disposal of assets	(51)	(46)
Changes in current assets:
Trade accounts receivables, net	4,007	2,035
Inventory, net	9,008	2,773
Prepaid expenses and other	(1,504)	(598)
Changes in current liabilities:
Accounts payable and accrued liabilities	(8,673)	1,791
Current income tax liability	1,598	(1,708)
Deferred income	52	299
Other	—	(8)
NET CASH PROVIDED BY OPERATING ACTIVITIES	32,178	28,799
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,542)	(21,908)
Purchase of short-term investments	—	—
Redemption of short-term investments	2,300	—
Proceeds from sale of property and equipment	143	47
NET CASH USED IN INVESTING ACTIVITIES	(7,099)	(21,861)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	500	2,000
Proceeds from other long term liabilities, net	118	(30)
Repayments of long-term debt	(3,378)	(6,194)
Repayment of line of credit	(500)	(7,000)
Proceeds from exercise of stock options	49	407
NET CASH USED IN FINANCING ACTIVITIES	(3,211)	(10,817)

NET CHANGE IN CASH	21,868	(3,880)
CASH AT BEGINNING OF PERIOD	1,149	23,017
CASH AT END OF PERIOD	$23,017	$19,137

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$613	$238
Income taxes paid	$1,477	$2,204

NON-CASH TRANSACTIONS
Rental equipment transferred to inventory	$1,114	$225